Exhibit 10.1

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WIRELESS DATA AGREEMENT
This Wireless Data Agreement (“Agreement”) is effective as of February 5, 2007 (“Effective Date”), between Sprint/United Management Company, a Kansas corporation and wholly owned subsidiary of Sprint Nextel Corporation with offices at 6200 Sprint Parkway, Overland Park, KS 66251 (“Sprint”) and UpSnap, Inc., a Nevada corporation with offices at 134 Jackson St., Suite 203-204, Davidson, NC 28036 (“Service Provider”). The parties desire to provide Service Provider Services as part of the Sprint Services. Sprint and Service Provider are parties to that certain Nextel Online Handset Placement Agreement (the “Original Agreement”) dated October 15, 2001; Amendment No. 1 dated February 11, 2002; Amendment No. 2 dated October 10, 2003; Amendment No. 3 dated 2004 and Amendment No. 4 dated July 21, 2004 (collectively, the “Agreement”). Effective as of the date of this Agreement, the Original Agreement and all subsequent Amendments to the Original Agreement are hereby terminated and replaced by this Agreement.

1.       DEFINITIONS

The following definitions apply to this Agreement. Depending on the Services provided by Service Provider, some definitions may not be utilized in the body of the Agreement:

“Adjustment” means a refund or reduction to a charge for Premium Services made by Biller at a User’s request based on performance or other issues arising from the Premium Services. Only Biller is authorized to make Adjustments to Premium Services charges.

“Billed Revenue” is defined as the charges, consistent with Section 4.3, that Biller invoices to Users (excluding any applicable transaction taxes) for the use of Premium Services net of all Adjustments.

“Biller” means Sprint, or as applicable, its billing agent, the Sprint Affiliates or Sprint’s private label customers who may invoice Users for the use of Premium Services.

“Confidential Information” means any information concerning a party’s trade secrets, products, planned products, services or planned services, suppliers, customers, prospective customers, data, financial information, computer software, processes, methods, knowledge, inventions, ideas, marketing, promotions, discoveries, current or planned activities, research, development, or other information relating to a party’s business activities or operations or those of its customers or suppliers.

“Enhancement” means any change, modification, update or enhancement to the Service Provider Services.

“Device” means the digital electronic equipment meeting the requirements of and authorized by Sprint for Users to access any of the various Sprint Services, that (i) is compliant with the CDMA 2000 standard as implemented by Sprint, or any successor standard as implemented by Sprint and (ii) may, but is not required to, include a Sprint Media Player.

“Download” means a successful transmission of a Premium Service across the Sprint Wireless Network to a designated Device.

“Marks” means a party’s trademarks, trade names, service marks and iconography.

“Other Services” means services transmitted to Users via the Sprint Wireless Network and that charge Users a fee but that do not utilize Sprint's billing on behalf of functionality.

“Premium Services” means certain Sprint-approved services provided by Service Provider to Users and for which Users are invoiced a fee by Biller on behalf of Service Provider, including (if applicable) Java Application, Games, Images, Ringers, and Service Provider Channel.

“Proprietary Programs” means Sprint’s proprietary encryption or decryption modules, libraries or other scripts or programs of any kind.

“Representative” means each party’s primary point of contact for purposes of supervising and managing performance of the respective party’s obligations under this Agreement.

“Retail Price” means the price charged by Sprint for a User’s Download of an Image or Ringer, less any Adjustment.

“Security Standards” means commercially reasonable security features in all material hardware and software systems and platforms that Service Provider uses to access Sprint’s Confidential Information.

“Service Provider Data” means all information collected or developed by Service Provider regarding its customers who are Users or derived specifically from a User’s use of the Service Provider Services or otherwise provided directly to Service Provider by Users.

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“Service Provider Services” means the set of features, functionality, data, graphics, sounds, text and other information, material or other content in electronic form provided by Service Provider to Users via transmission by Sprint, including any Enhancements, Premium Services, and Other Services.

“Sprint Affiliate” means: (a) any entity controlling, controlled by or under common control with Sprint, directly or indirectly by or through one or more intermediaries; (b) any entity that has entered into an agreement to construct, manage and maintain the Sprint Wireless Network in a defined geographical territory and to sell wireless communications products or services in that territory under the “Sprint” brand name or any other brand name(s) subsequently primarily used by Sprint to market its wireless communications products or services; or (c) any entity to which Sprint is required by law or contract to provide wireless communications products or services involving the Service Provider Services.

“Sprint Data” means all information collected or developed by Sprint regarding its customers who are Users under this Agreement or derived specifically from a User’s use of the Sprint Services or the Sprint Wireless Network, including, but not limited to, the Mobile Identification Number (MIN) or Mobile Destination Number (MDN) issued by Sprint to a User, the Electronic Serial Number (ESN) associated with a Device, the Network Access Identifier (NAI), any location-based information, network presence, NGG logs, transaction records, vending machine meta data that relates to data usage or premium services purchases, and any customer information described in the FCC definition of “Customer Proprietary Network Information” as set forth in 47 USC 222(h)(1).

“Sprint Services” means the wireless data services provided by Sprint, on behalf of itself or the Sprint Affiliates or both, utilizing radio frequencies assigned by regulatory agencies.

“Sprint Wireless Network” means any and all telecommunications systems built, owned or operated by Sprint or any of the Sprint Affiliates.

“Uncollectible Revenue” is defined as total Billed Revenue that is uncollected and past due, and includes bad debts, fraudulent charges, short payments by Users, and other payment shortfalls and delinquencies.

“User” means any individual who uses any of the Sprint Services.

“Vault” means a virtual location within Sprint’s server architecture where Sprint stores a User’s purchased content.

2.       TERM

2.1   Term. The term of this Agreement begins on the Effective Date and ends after 1 year (the “Initial Term”). After the expiration of the Initial Term, this Agreement will be automatically extended on a month-to-month basis until terminated by either party with a sixty (60) days prior written notice (each monthly period a “Renewal Term”). The Initial Term and any Renewal Term are collectively referred to as the “Term”.

2.2   Termination for Breach. Either party may terminate this Agreement if the other party breaches any material term of this Agreement and the breach is not cured within twenty (20) days after written notice of the breach. Unless otherwise provided in the notice, or unless the breach has been cured, the termination is effective twenty (20) days after the date of the notice.

2.3   Effect of Termination. Following any termination or expiration of this Agreement, the parties will cooperate to ensure that Users have the ability to continue to access, in accordance with the terms of this Agreement, previously purchased Service Provider Services for a period of time that is equal to the license period associated with such Service Provider Services. Sections 5, 6.2, 7, 8, 9, 12 and this Section 2.3 will survive the termination or expiration of this Agreement, in addition to any other provisions that by their content are intended to survive the expiration of this Agreement.

3.      SERVICES

3.1    Scope of Services. Service Provider shall enter into an agreement (the “Content Provider Agreement”) with a third-party content provider (“Content Provider”) upon terms and conditions to be mutually agreed upon by Service Provider and Content Provider, pursuant to which Content Provider shall provide to Service Provider a certain NASCAR-related audio service (the “NASCAR Audio Service”, which, for purposes of this Agreement, shall be considered Service Provider Services), which Service Provider shall make available to Users with Devices via transmission by Sprint across the Sprint Wireless Network. Service Provider may make Enhancements if: (a) the Enhancement complies with all requirements in this Agreement; and (b) the Service Provider Services continue to include the minimum applications described below. The Service Provider Services for Devices will be provided in formats as may be required by Sprint as specified in the Sprint Style Guide or as may be developed by Service Provider and approved by Sprint during the Term. The Service Provider Services will include, at a minimum, the following applications:

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•  “NASCAR Audio Service” provides Users with access to NASCAR In-Car Audio.

3.2   Premium Services. Premium Services may not be available on all Devices. In addition, Premium Services will not be provided for any electronic commerce or other non-content applications or transactions (e.g., the purchase of a tangible product). To qualify to provide Premium Services, Service Provider must provide all of the information required on Exhibit A. Initial purchase of premium content is through Sprint’s vending machine, and requires that Sprint host the appropriate application. Service Provider will host any necessary content updates or refreshes as required in the normal operation of the Service Provider Services. Biller reserves the right, in its sole discretion, to not allow certain Users to receive Premium Services and to set limits on the amount of Premium Services Users can use.

3.3   Placement. Sprint will place a link to the Service Provider Services within the Sprint Services during the Initial Term. Actual placement of this link will be in Sprint’s discretion. The link may be moved or repositioned at any time in Sprint’s discretion, and may be otherwise moved or removed by Users as part of any personalization functionality. Sprint has relationships with other providers (“Resale Partner”) for the resale of Sprint PCS services . Under those agreements, Resale Partner may be reselling wireless content to its customers. Service Provider acknowledges that the wireless content resold by Resale Partner may include Service Provider Services. In such instances Service Provider will: (1) allow Resale Partner’s customers to access Service Provider Services through Sprint PCS Network; and (2) allow Resale Partner to bill its customers for Service Provider Premium Services and use Service Provider’s name on its customer invoices.

3.4   Technical Requirements. Sprint will register Service Provider on Sprint’s content manager website at http://developer.sprint.com for account registration purposes. Sprint will provide technical documentation to Service Provider with system requirements for the design, style and other aspects of the Service Provider Services, and Service Provider will adhere to the technical documentation, which may be updated or changed by Sprint during the Term.

3.5   User Support. Sprint may establish terms with Users for use of the Sprint Services, which may include terms for the use of Premium Services. Sprint is responsible for all User support relating to the Sprint Services and the Sprint Wireless Network. Service Provider is responsible for all User support issues relating to Service Provider Services. Service Provider will appropriately refer all User questions and inquiries regarding Sprint or the Sprint Services to Sprint’s Customer Solutions unit. The parties will reasonably cooperate with each other to provide necessary User support services. Service Provider’s toll free phone number, email address, and/or Internet URL (that links directly to a help desk location) for User referrals is as follows: http://www.upsnap.com/support.jsp.

3.6   User Complaints. Service Provider will cooperate with Sprint to resolve User complaints. Sprint reserves the right to suspend Service Provider’s ability to provide Premium Services if: (a) for any two out of three consecutive months, the number of complaints Sprint receives regarding charges for Premium Services exceeds 5% of all the complaints Sprint receives related to charges for all services with billing on behalf of functionality provided by Sprint; or (b) Sprint reasonably believes unauthorized charges for Premium Services are being presented to it by Service Provider. Sprint will allow Service Provider to resume providing Premium Services if Sprint determines that the problems underlying the complaints or unauthorized charges have been resolved. In addition, the parties will comply with any other existing or future regulatory obligations that apply to this Agreement or the relationship between the parties.

3.7   Representatives. The parties designate the following Representatives: xxxxxxxxxxxxx for Service Provider. Each party may change its Representative by providing notice to the other party. All technical, marketing or other business issues will be communicated to the other party’s Representative, and each party’s Representative will be authorized to respond on its behalf with respect to those issues. The Representatives will hold conference calls on a mutually agreeable basis, and may contact each other on an as-needed basis.

3.8   Content Standards. Materials that are included in the Service Provider Services will not: (a) facilitate or promote illegal activity, or contain content that is illegal; (b) contain content that is defamatory, obscene, distasteful, racially or ethnically offensive, harassing, or that is discriminatory based upon race, gender, color, creed, age, sexual orientation, or disability; (c) contain sexually suggestive or explicit content; (d) infringe upon or violate any right of any third party; or (e) disparage, defame, or discredit Sprint or any Sprint Affiliate, or contain content that is derogatory, detrimental, or reflects unfavorably on the name or business reputation of Sprint or any Sprint Affiliate. Subsections (a) through (e) above are collectively referred to as the “Content Standards.” If at any time Sprint determines that Service Provider has violated any of the Content Standards, Sprint may temporarily suspend the Service Provider Services. Sprint will notify Service Provider of the suspension in writing or via e-mail and Service Provider must cure the violation within 3 business days (the “Cure Period”) after this notification by removing the portion of the Service Provider Services that violates the Content Standards. If Service Provider reasonably disputes Sprint’s determination of a Content Standards violation, the parties will confer in good faith and attempt to resolve the dispute during the Cure Period, but in all cases Sprint will make the final determination. Sprint may continue the suspension of the Service Provider Services during the Cure Period. If Service Provider fails to cure the Content Standards violation within the Cure Period, Sprint may, without further notice, immediately terminate this Agreement.

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Service Provider will promptly notify Sprint if it: (a) receives a complaint from a User that involves any of the prohibitions in the Content Standards; or (b) otherwise becomes aware of an alleged Content Standards violation. Sprint also reserves the right to review materials before they are included as part of the Service Provider Services to determine if they violate the Content Standards. If during this review Sprint determines in its sole discretion that any materials violate any of the Content Standards, Sprint will notify Service Provider and Service Provider will remove the violating materials before the Service Provider Services will be transmitted to Users. Service Provider will not, and will not assist any third party to, make fraudulent charges for Service Provider Services, mislead Users concerning Service Provider Services, or misrepresent the nature of Service Provider Services to Users. Sprint reserves the right to suspend Service Provider Services if Sprint determines that any Service Provider Services are fraudulent, misleading to Users, or being misrepresented to Users.

3.9   Network Management and Operation. Sprint may temporarily suspend the Service Provider Services as Sprint deems necessary in the normal management and operation of the Sprint Wireless Network. If Sprint temporarily suspends under this Section 3.9, it will insert a ‘card’ notifying Users that the Service Provider Services are temporarily unavailable.

3.10  Operating Changes. If Sprint allows Service Provider to participate in certain advanced services (e.g., instant messaging, location based services), Service Provider will work with Sprint to adhere to applicable and Sprint specified standards, requirements and any other technical specifications.  Service Provider will coordinate with Sprint for the installation of new versions, releases, and fixes to its operating system, system software and hardware.

4.       PAYMENTS AND FEES

See Exhibit B.

5.      CONFIDENTIAL INFORMATION

5.1   General. Each party acknowledges that while performing its obligations under this Agreement it may have access to the other party’s Confidential Information. Each party agrees to: (a) keep the terms of this Agreement and the other party’s Confidential Information confidential and, except as authorized by the other party in writing, only use, and make copies of, the other party’s Confidential Information to perform the Services or its obligations as required under this Agreement; (b) only disclose the other party’s Confidential Information to its personnel, including its affiliates, subcontractors and agents, who have a legitimate business need to know the Confidential Information in order to perform the party’s obligations under this Agreement; and (c) inform its personnel who will have access to the other party’s Confidential Information of the obligations of confidentiality and require its personnel to comply with the terms of this Agreement. Upon request by the disclosing party, the receiving party will provide written certification to the disclosing party that it has returned or destroyed all Confidential Information, including any duplicate copies.  If reasonably requested by either party, the other party will have those personnel sign a non-disclosure agreement at least as restrictive as this Section 5.

5.2    Exceptions; Injunctive Relief. Confidential Information does not include information that the receiving party can demonstrate by written documentation: (a) is rightfully known to the receiving party prior to negotiations leading to this Agreement; (b) was independently developed by the receiving party without any reliance on Confidential Information; (c) is part of the public domain; or (d) is lawfully obtained by the receiving party from a third party not under an obligation of confidentiality. The receiving party may disclose Confidential Information to the extent required by law if it gives the disclosing party prior written notice of the required disclosure and makes a reasonable effort to obtain a protective order. Both parties acknowledge that disclosure of Confidential Information by the receiving party may cause irreparable injury to the disclosing party, its customers and other suppliers, that is inadequately compensable in monetary damages. In addition to any other remedies in law or equity, the disclosing party may seek injunctive relief for the breach or threatened breach of this Section 5.

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5.3       Information Security.

a.
To protect Sprint’s Confidential Information from unauthorized use, including disclosure, loss or alteration, Service Provider will (i) meet the Security Standards and (ii) inventory and test its compliance with the Security Standards before accepting Sprint’s Confidential Information.

b.	Upon Sprint’s reasonable request, Service Provider will provide information to Sprint to enable Sprint to determine compliance with Section 5.3(a).

c.	Service Provider will promptly inform Sprint of any known or suspected compromises of Sprint’s Confidential Information as a result of Service Provider’s failure to comply with the Security Standards.

d.
On a periodic basis, but in no event more than twice in any 12-month period, Sprint may, upon 10 days notice, perform a vulnerability assessment to determine Service Provider’s compliance with the Security Standards. In addition, if Sprint has a reasonable basis to believe that Supplier has breached or is likely to breach the Security Standards, Sprint may, upon 5 days notice, perform a vulnerability assessment.

e.
At Sprint’s reasonable request, Service Provider will promptly cooperate with Sprint to develop a plan to protect Sprint’s Confidential Information from failures or attacks on the Security Standards, which plan will include prioritization of recovery efforts, identification of and implementation plans for alternative data centers or other storage sites and backup capabilities.

f.
If Service Provider fails to meet the obligations in this Section 5.3, Sprint will notify Service Provider of this failure as provided in this Agreement. Service provider will have 30 days from receiving that notice to correct the cause for such failure. If Service Provider has failed to remedy its failure within this 30-day period, Sprint has the right to terminate this Agreement.

5.4   Proprietary Programs. If Sprint provides Service Provider with any Proprietary Programs, Service Provider agrees not to copy, distribute, modify, adapt, translate, de-compile, reverse engineer or otherwise create any derivative works from the Proprietary Programs. The Proprietary Programs may only be used by Service Provider to technically permit notification functionalities under this Agreement. Service Provider must hold the Proprietary Programs confidential under the terms of this Section 5.

5.5   Publicity. Neither party will make any news release, public announcement, reference to this Agreement, its value, or its terms and conditions, or in any manner advertise or publish the fact of this Agreement without the written consent of the other party. Either party may, in its sole discretion, withhold its consent to any publicity.

6.      GRANT OF LICENSES AND RIGHTS

6.1   General License Grant. Service Provider grants Sprint and Sprint Affiliates a non-exclusive, non-transferable (with no right to sub-license except as provided in this Agreement) license to reproduce, display, perform, host, copy, offer, store, distribute, transmit, use, sell and exercise any other rights reasonably necessary, to provide and download the Service Provider Services, in any current or future mark-up language or format, as necessary to enable Users to preview, access and utilize the Service Provider Services on the Device.

The Sprint Wireless Network may modify the technical and visual format of the Service Provider Services as necessary to ensure that they can be displayed on a Device including, but not limited to, converting HDML or WML language to XHTML language and not delivering portions of the Service Provider Services that fail to reasonably render on any particular Device. Other than as set forth in the immediately preceding sentence, Sprint will not alter the material included in the Service Provider Services. Service Provider acknowledges that User’s have a perpetual, royalty-free license to continue to use and access Service Provider Services after they have been downloaded from Service Provider, unless the Service Provider Service was expressly sold as a limited duration application. Sprint may use the Service Provider Services or any transferred Service Provider Data to monitor Service Provider’s performance and compliance with the terms of this Agreement, for quality assurance purposes, and for Sprint’s internal marketing research purposes.

6.2   Use of Marks. Each party grants to the other party a limited, non-exclusive, non-transferable license, with no right to sub-license, to use its Marks in the United States solely in connection with the services under this Agreement and in accordance with this Section 6.2. Each party agrees that its use of the other party’s Marks: (i) will comply with the other party’s identity standards, which the other party will provide; (ii) must be presented to the other party and receive written approval prior to any use; and (iii) will inure to the benefit of the other party. The Marks are proprietary and nothing in this Agreement constitutes the grant of a general license for their use. Neither party acquires any right, title or interest in the other party’s Marks or the goodwill associated therewith. Each party agrees not to (i) attack the other party’s Marks, nor assist anyone in attacking them, and (ii) make any application to register the other party’s Marks, nor to use any confusingly similar trademark, service mark, trade name, iconography, or derivation thereof including, but not limited to, the registration of any domain name including any of the other party’s Marks, during the term of this Agreement and thereafter.

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6.3   Marketing Materials. Sprint may wish to include Service Provider’s name, logos, or a description of Service Provider Services in certain marketing materials including collateral sent to Users, retail displays, or other advertising and promotional activities. These uses of Service Provider’s name, logos, or description will require Service Provider’s prior written approval.

6.4    Service Provider Marketing. Service Provider agrees to market the availability of the Service Provider Services, including in the following manner: wap.upsnap.com, www.upsnap.com, text ads for free services utilizing upsnap’s short code 27627, text message campaigns to IDEN opt-in users. Any use of the Sprint Marks in any marketing by Service Provider requires Sprint’s prior written approval.

7.     OWNERSHIP AND USE OF DATA

7.1   Service Provider Ownership. Each party acknowledges and agrees that Service Provider owns the Service Provider Marks, Service Provider Data, and Service Provider Services (excluding third party content and services in the Service Provider Services), and except for the licenses in this Agreement, nothing in this Agreement confers in Sprint any right of ownership in the foregoing.

7.2   Sprint Ownership. Each party acknowledges and agrees that Sprint owns the Sprint Marks, Sprint Data, the Sprint Wireless Network, and the Sprint Services (excluding third party content and services in the Sprint Services), and except for the licenses in this Agreement, nothing in this Agreement confers in Service Provider any right of ownership in the foregoing.

7.3   Rights and Limitations. All Sprint Data is Confidential Information and is the exclusive property of Sprint. Service Provider will not, except as otherwise stated in this Agreement, store, copy, analyze, monitor, or otherwise use any Sprint Data. All Service Provider Data is Confidential Information and is the exclusive property of Service Provider. Sprint will not, except as otherwise stated in this Agreement, store, copy, analyze, monitor, or otherwise use any Service Provider Data. Nothing in this Agreement prevents or limits: (a) Service Provider from using Service Provider Data to communicate directly with Users of Service Provider Services; or (b) Sprint or Sprint Affiliates from using Sprint Data to communicate directly with Users.

7.4   Solicitation; Disclosure. Service Provider will not transmit “spam” or distribute any other unsolicited information unless the User provides prior express consent via the Device and will not contact Users via other means, including, but not limited to telemarketing, unless User and Sprint consent. Service Provider will not use any information obtained from the activities contemplated under this Agreement to target advertisements or marketing to Users based on the User’s use of Sprint Services. Service Provider will not take any action, including data mining or any similarly disruptive practice, that interferes with the development, operation, maintenance or content of Sprint’s websites, servers or other related equipment. Neither party will disclose the other party’s information or data provided to it under this Agreement to any third party in a manner that identifies the User as an end user of a Service Provider product or service or of the Sprint Services, except as may be required by law or legal process.

8.       WARRANTIES AND DISCLAIMERS

8.1   Warranties. Service Provider represents and warrants that all hardware, software and networks used by Service Provider to fulfill its obligations under this Agreement will: (a) to the extent its hardware, software or networks depend on a date processing function, perform and process date arithmetic and date/time data in a consistent and accurate manner and in a manner that is unambiguous as to century; and (b) to the extent its hardware, software or networks are used in combination with other software, hardware or networks, they will properly interoperate with the other software, hardware or networks, including the exchange of date/time data. If Service Provider’s hardware, software, or network is not compliant with this warranty, Service Provider will, at its expense, promptly correct or modify the hardware, software, or network so that it is compliant. Service Provider also represents and warrants that: (a) it will not introduce into Sprint’s hardware, software, or network any software virus, worm, “back door,” “Trojan Horse,” or similar harmful code; (b) the Service Provider Services do not infringe any intellectual property right or violate any trade secret right or other right of any third party; and (c) it will comply with all applicable laws and regulations.

8.2   Disclaimers. Except as expressly set forth in this Agreement, each party’s services, information, content and other materials are provided on an “as is,” “as available” basis. Except for the express warranties made in this Agreement: (a) neither party makes any warranty that its service will be uninterrupted, secure, or error free, or that defects in either party’s service will be corrected; and (b) each party specifically disclaims any representations or warranties, express or implied, regarding any materials provided under this Agreement, including any implied warranty of merchantability, fitness for a particular purpose, non-infringement or any implied warranties arising from course of dealing or performance. The parties acknowledge that use of any data or information obtained by Users through either party’s service is at Users’ own discretion and risk, and that Users will be solely responsible for any damage resulting from use of that service. Each party agrees to include a disclaimer in substantially similar form to the previous sentence in their respective User’s agreements or terms and conditions of use for their respective services.

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9.     INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1   Indemnification by Sprint. Sprint will indemnify and defend Service Provider, Service Provider affiliates, and their respective directors, officers, agents, and employees (each, a “Service Provider Indemnitee”) from and against all claims, damages, losses, liabilities, costs, expenses, and reasonable attorney’s fees (collectively “Damages”) arising out of a claim by a third party against a Service Provider Indemnitee: (a) to the extent resulting from or alleged to have resulted from any act or omission of Sprint under or related to this Agreement; or (b) alleging that the Sprint Marks infringe any intellectual property right or violate any trade secret right or other right of any third party.

9.2   Indemnification by Service Provider. Service Provider will indemnify and defend Sprint, Sprint Affiliates, and their respective directors, officers, agents, employees and customers (each, a “Sprint Indemnitee”) from and against all Damages arising out of a claim by a third party against a Sprint Indemnitee: (a) to the extent resulting from or alleged to have resulted from any act or omission of Service Provider under or related to this Agreement; or (b) alleging that the Service Provider Marks or the Service Provider Services infringe any intellectual property right or violate any trade secret right or other right of any third party.

9.3   Indemnification Procedures. Upon becoming aware of any matter that is subject to the provisions of this Section 9. (a “Claim”), the party seeking indemnification (the “Indemnified Party”) must promptly give notice of the Claim to the other party (the “Indemnifying Party”), accompanied by a copy of any written documentation regarding the Claim received by the Indemnified Party. The Indemnifying Party will have the right, at its option, to settle or defend, at its own expense and with its own counsel, the Claim. The Indemnified Party will have the right, at its option, to participate in the settlement or defense of the Claim, with its own counsel and at its own expense, but the Indemnifying Party will have the right to control the settlement or defense. The Indemnifying Party will not enter into any settlement that imposes any liability or obligation on the Indemnified Party, or contains any acknowledgement of wrongdoing by the Indemnified Party, without the Indemnified Party’s prior written consent. The parties will cooperate in the settlement or defense and give each other access to all relevant information. If an Indemnified Party’s ability to provide a service is enjoined due to a claim covered by the indemnity obligations in this Section 9, the Indemnifying Party will, at its option and expense, and in addition to any other remedies that the Indemnified Party may have, either: (a) procure for the Indemnified Party and the Users the continued right to use the service; (b) replace the infringing material with non-infringing material that will not adversely affect the operation or quality of the service; (c) modify the infringing material so that it is non-infringing and will not adversely affect the operation or quality of the service; or (d) only if none of the above options are possible after commercially reasonable attempts by the Indemnifying Party to complete them, either party may terminate this Agreement.

9.4   Limitation of Liability. Except for a party’s breach of the provisions of Section 5, for claims for which a party has an obligation of indemnity under this Agreement and for a party’s grossly negligent, willful or fraudulent acts or omissions, neither party will be liable to the other for any consequential, punitive or indirect damages for any cause of action, whether in contract, tort or otherwise. Consequential, and indirect damages include, but are not limited to, lost profits, lost revenue, and loss of business opportunity, whether or not the applicable party was aware of or should have been aware of the possibility of these damages.

10.    SECURITY

Each party will maintain the security and integrity of its service, including implementing procedures to prevent third parties from transmitting unsolicited data or messages to Users. Service Provider will notify Sprint as soon as possible if it knows or has reason to know that any unsolicited data or messages are being sent to Users of the Service Provider Services, or if an unusual or abnormal flow, number, or type of message is being sent to Users. If a User is being sent unsolicited data or messages, or Service Provider notifies Sprint that Users may be being sent unsolicited data or messages, each party will use commercially reasonable efforts to promptly prevent continuing transmission of unsolicited data or messages to Users. As necessary, Sprint will provide a connection to its gateway via a 128-bit secure socket level connection. As necessary, Service Provider will provide a secure connection to the Internet to allow access to Service Provider Services by Sprint and Users.

11.     TESTING AND SERVICE RELIABILITY

11.1  Acceptance Testing. Prior to launch of the Service Provider Services or any material Enhancements to Users (for purposes of this Section 11, each a “Deliverable”), both parties will test the Deliverable for compliance with Sprint’s launch checklist. If a dispute arises regarding testing criteria, Sprint will make the final determination. Acceptance of any Deliverable will occur upon the earlier of either: (a) Service Provider’s receipt of a notice from Sprint stating that the Deliverable has met the testing criteria; or (b) 60 days, or other mutually agreeable time period, after the date of delivery, unless notice of non-acceptance (including specific reasons for non-acceptance) is provided to Service Provider within the 60-day period. Service Provider will use commercially reasonable efforts to correct any non-conformance in a timely manner. The parties will provide each other with commercially reasonable assistance as necessary to correct any non-conformance, including information necessary to recreate the error or non-conformity identified. The parties will work together in good faith to complete acceptance testing according to any applicable development schedule. Upon

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successful completion of acceptance testing the parties will notify each other of final acceptance.

11.2  Service Reliability. The parties will make commercially reasonable efforts to ensure that their respective services under this Agreement are free from material defects and are available to Users 24 hours a day, 7 days a week. Service Provider will maintain the Service Provider Services according to the restoral expectations set forth in the table below. For unplanned events, Sprint will assign a trouble severity code based on Sprint’s assessment of trouble at the point of trouble identification. Sprint will make adjustments to the trouble severity code based on event activities. Sprint Technical Services and Service Provider will conduct Operational Reviews as needed. The parties will periodically review the trouble severity table and may modify it by mutual written agreement.

Trouble Severity Code	Description	Restoral Expectations
Sev 1
“Sev 1 Error” means a catastrophic error in an application which causes a complete (100%) loss of service for any subset of Users, for which a workaround has not been made available and which causes: (a) an important component of the Service Provider Services to be unusable or a system or product malfunction due to deficiency or non-usability (i.e. a frequent or major User impact or a frequent failure of an important service); or (b) data loss or corruption. Example: 10/8 outage -- Users receiving “bad http status” errors when attempting to connect to Service Provider’s site.
1.5 hours
Sev 2
“Sev 2 Error” means a non-catastrophic error in an application that causes greater than 50% degradation of performance and that: (a) constitutes a major failure for an important product feature which causes significant inconvenience to Users, system or product malfunction due to deficiency or non-usability; or (b) produces results materially different from those described in the documentation for a major product feature, but which such error does not rise to the level of a Sev 1 Error. Example: Users receiving “compile error” message when attempting to read a news item.
4.0 hours
Sev 3
“Sev 3 Error” means a non-catastrophic error in an application that: (a) has an impact on operational support or administrative tools / availability to service or provision node but not considered to impact call processing; and (b) causes less than 50% degradation of performance
8.0 hours
Sev 4	“Sev 4 Error” means an error in an application that: (a) has minimal current impact on the User; and (b) causes a malfunction of a non-essential product feature.	TBD (Joint Agreement)

11.3  Points of Contact and Escalations. If Sprint experiences technical problems receiving or transmitting the Service Provider Services, Sprint may contact Service Provider’s technical service group. Escalations will occur if applicable restoral expectations are not met. Service Provider will provide for 24x7x365 support availability. For Sev 1 Errors, Service Provider will provide continual support until the event is resolved. Service Provider and Sprint’s Text Messaging Operations department will exchange ticket numbers for tracking an event beginning with the initial report of trouble. Service Provider will interface with any third party hardware and software vendors selected by it and included as part of the Service Provider Services. During unplanned events, Service Provider will interact with these third party vendors for service restoral activities; Sprint will only be required to interact with Service Provider. Sprint and Service Provider escalation contacts and numbers are as follows:

Service Provider Contact Information (Accessible 24 hours a day / 7 days a week)
	Contact Name & Title	Phone	Mobile or Pager	Email
1st Point of Contact	On Call Support	xxxxxxxx	xxxxxxxx	support@upsnap.com
1st Escalation	xxxxxxxxxx	xxxxxxxxxx	xxxxxxxxx	xxxxxxx
2nd Escalation	xxxxxxxxx	xxxxxxxx	xxxxxxxx	xxxxxxxxx

Sprint Contact Information (Accessible 24 hours a day / 7 days a week)
For browsable content:
	Contact Name & Title	Phone	Mobile or Pager	Email
1st Point of Contact	xxxxxxxxx.	xxxxxx	N/A	N/A
1st Escalation	xxxxxxxxx	xxxxxxxx	xxxxxxxxxxx	xxxxxxxxx
2nd Escalation	xxxxxxxxx	xxxxxxx	xxxxxxxxxx	xxxxxxxxxxx

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For downloadable content (i.e. Premium Services):
	Contact Name & Title	Phone	Mobile or Pager	Email
1st Point of Contact	xxxxxxxxxxx	xxxxxxxxx	xxxxxx	xxxxxxxxx
1st Escalation	xxxxxxxxxxxxx	xxxxxxxx	xxxxxx	xxxxxxx
2nd Escalation	xxxxxxxx	xxxxxxxxx	xxxxxxxx	xxxxxxxxxxxx

12.    DISPUTE RESOLUTION

12.1  Waiver of Jury Trial. Each party waives its right to a jury trial in any court action arising between the parties, whether under this Agreement or otherwise related to this Agreement, and whether made by claim, counterclaim, third party claim or otherwise. The agreement of each party to waive its right to a jury trial will be binding on its successors and assigns.

12.2  Governing Law. This Agreement and the rights and obligations of the parties are governed by the substantive and procedural laws of the state of Kansas, without regard to any conflict of laws principles. This Agreement will not be governed or interpreted in any way by referring to any law based on the Uniform Computer Information Transactions Act (UCITA), even if that law is adopted in Kansas. The parties expressly acknowledge that the United Nations Convention on Contracts for the International Sale of Goods (UNCISG) does not apply to this Agreement.

12.3  Forum Selection; Attorney’s Fees. Except to the extent necessary for Sprint to enforce indemnity or defense obligations under this Agreement, any court proceeding brought by either party must be brought, as appropriate, in Kansas District Court located in Johnson County, Kansas, or in the United States District Court for the District of Kansas in Kansas City, Kansas. Each party agrees to personal jurisdiction in either court. The prevailing party in any formal dispute will be entitled to reasonable attorney’s fees and costs (including reasonable expert fees and costs), unless the prevailing party rejected a written settlement offer that exceeds the prevailing party’s recovery. The parties agree to continue performance during the pendency of any dispute, unless this Agreement is terminated under Section 2.3.

13.      GENERAL

13.1  Notices. Unless otherwise agreed, notices provided under this Agreement must be in writing and delivered by certified mail (return receipt requested), hand delivery, or by a reputable overnight carrier service. In addition to providing notices to the Representatives listed in Section 2.6, notices to Sprint must be sent to the following addresses: (a) Sprint , Attn: Vice President, Business Development and Product Innovation, Mailstop KSOPHI0414-4A175, 6160 Sprint Parkway, Overland Park, Kansas 66251; and (b) Sprint Law Department, Attn: VP Marketing and Sales, Mailstop KSOPHN0304, 6450 Sprint Parkway, Overland Park, Kansas 66251. Notices to Service Provider must be sent to Service Provider’s address shown in the signature block of this Agreement. Notices will be considered given on the day the notice is received.

13.2  Assignment. Sprint may assign any of its rights or obligations or this Agreement to any Sprint Affiliate without the consent of Service Provider. Otherwise, neither party may assign any of its rights or obligations or this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

13.3  Waiver; Severability; Remedies. The waiver of a breach of any term of this Agreement will not constitute the waiver of any other breach of the same or any other term. To be enforceable, a waiver must be in writing signed by an authorized representative of the waiving party. If any provision of this Agreement is held to be unenforceable, the remaining provisions will remain in effect and the parties will negotiate in good faith a substantively comparable enforceable provision to replace the unenforceable provision. All rights and remedies of the parties, in law or equity, are cumulative and may be exercised concurrently or separately. The exercise of one remedy will not be an election of that remedy to the exclusion of other remedies.

13.4   Independent Contractor; Non-Exclusive Relationship. Service Provider and its personnel are independent contractors for all purposes and at all times. This Agreement does not create an exclusive relationship between the parties except to the extent specifically provided for in this Agreement. Nothing in this Agreement will be deemed to be a restriction on either party’s ability to freely compete or to enter into “partnering” relationships with other entities.

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13.5    Miscellaneous. This Agreement’s benefits do not extend to any third party, including Sprint customers or Users, unless expressly stated in this Agreement. The headings in this Agreement are for convenience only and will not affect the meaning or interpretation of this Agreement. Because the parties actively negotiated this Agreement, it will not be construed against either party due to authorship. This Agreement, together with any exhibits, sets forth the entire understanding of the parties as to the subject matter of this Agreement and supersedes all prior agreements, discussions, and correspondence pertaining to the subject matter of this Agreement. Any provision contained on a party’s web site, preprinted on any order, invoice, statement, or other document issued by either party, or contained in any “shrinkwrap” or “clickwrap” agreement will have no force or effect if that provision conflicts with the terms of this Agreement. This Agreement may not be amended or modified except in writing signed by an authorized representative of each party. If there is an inconsistency between the terms of this Agreement and those of any other oral or written agreement between the parties, the terms of this Agreement will control.

SIGNED:
Sprint	Service Provider
Signature:/s/	Signature:/s/
Print Name:	Print Name:
Title:	Title:
Date:	Date:
Address:

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Exhibit Omitted

{

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